EXHIBIT 10.9

Logistics Services Agreement

This Logistics Services Agreement (the "Agreement") between RXTPL, a division of Masters Pharmaceutical, Inc., an Ohio Corporation ("RXTPL"), and Westminster Pharmaceuticals LLC, a Deleware corporation, with its primary office located at 17537 Darby Lane, Lutz, Florida 33558 (the "Client") is effective on the date it is signed by the last party to sign it.

RXTPL AND CLIENT AGREE AS FOLLOWS:

1.

Definitions.  The words and terms below will have the following definitions for purposes of this Agreement.

a.

"Customer" means any third-party to which the Client sells Products.

b.

"Force Majeure" means acts of God or the public enemy, earthquakes, fire, flood, or other casualty loss, epidemic, civil insurrection or war, acts of terrorism, labor shortages or strife, and other conditions (other than financial difficulties) beyond the control of a party to this Agreement that delay or prevent such party's performance under this Agreement.

c.

"Initial Delivery Date" means the date on which Products are first received at the Premises.

d.

"Laws" means all United States federal, state and local laws, statutes, rules, regulations, ordinances and orders.

e.

"Premises" means RXTPL's facilities located at 8695 Seward Road, Fairfield, OH 45011, or such other licensed facilities as RXTPL may designate.

f.

"Products" means all of the pharmaceutical, Over-the-Counter products or medical/surgical devices manufactured or marketed by the Client in the Territory at any time during the Term of this Agreement.

g.

"Replacement Cost" means the Client's actual manufacturing cost to replace Products lost or damaged by RXTPL, plus freight charges and other related costs actually incurred by the Client arising directly from such lost or damaged Products.

h.

"Services" means RXTPL’s usual and customary support services identified on the attached Exhibit A, which is incorporated into this Agreement, including the receipt, warehousing, and distribution (pursuant to the Client's written instructions and RXTPL’s Standard Operating Procedures) of the Products in a manner consistent with the Laws in the Territory.

i.

"Term" shall have the meaning set forth in paragraph 7 of this Agreement.

j.

"Territory" means The United States including its territories and possessions.

2.

Obligations of RXTPL.  During the Term, RXTPL shall provide the Services as defined in this Agreement in a manner consistent with the Laws in the Territory. In addition, RXTPL shall:

a.

Perform Services in the most cost-efficient manner pursuant to this Agreement ensuring that multiple orders that will be shipped to the same Customer destination are bundled together;

b.

Customarily ship the Client's Products to the Customer within two business days of receipt by RXTPL of a Sales Order. In rare instances, RXTPL may require up to three business days to ship the Client’s Products. In the event of a delay in shipping of more than three business days caused solely by RXTPL's negligence, the Client shall be entitled to pass on to RXTPL any and all actual late delivery penalties incurred by the Client;

c.

Furnish on a predetermined basis various inventory and activity reports, such as (i) receipt report; (ii) outbound report with copies of bill of lading and packing slip; (iii) bi-weekly, month-end and year-end inventory report; (iv) returns and any other inventory adjustment reports; (v) various sales reports;

d.

Provide from time to time copies of any and all current federal and state licenses, permits and authorizations held by RXTPL;

e.

Ensure that the Products are maintained under appropriate storage conditions while in the Premises and ship the Products in accordance with applicable Product specifications;

f.

Verify Product and order counts and reconcile with shipping documents and/or sales orders for each and every Product transfer, whether inbound or outbound;

g.

Ensure that any and all outbound orders shall be picked on a FEFO (First-to-expire, First-out) basis except as otherwise instructed, in writing, by the Client;

h.

Provide (for an additional fee as set forth on Exhibit A) reasonable regulatory support to the Client in any and all pharmaceutical distribution issues, including the Client’s efforts to obtain and/or maintain its permits, authorizations and licenses utilizing the Premises as the Client’s registered location;

i.

Keep confidential any and all information concerning the Client’s sales, shipments, costs or inventories, or any other information concerning the business operations of the Client or the Client’s Customers provided to RXTPL or learned or acquired by RXTPL while providing Services under the Agreement;

j.

Maintain compliance with an agreed upon accuracy standard with respect to both order processing and inventory handling (accuracy standard should be 98% of lines filled and 99.9% with inventory sku’s); and

k.

Subject to Section 15, maintain adequate insurance coverage on all stored Product.

3.

Obligations of the Client.  During the Term, the Client shall:

a.

Mark, label, package and ship all Product in a manner that complies with all applicable Laws and industry requirements;

b.

Verify the eligibility of every Customer to receive Product, and ensure that no orders submitted to RXTPL for fulfillment violate any Laws;

c.

Provide RXTPL with all necessary information, including Product information, special handling instructions, Customer address and shipping information, required licenses, extraordinary freight insurance instructions, and any additional information RXTPL requires in order to perform the Services;

d.

Deliver the Product to the Premises during normal business hours, unless overtime receiving arrangements are requested and approved by RXTPL in advance;

e.

Not sell or distribute any Product in the Territory except pursuant to this Agreement;

f.

Be solely responsible for all financial obligations arising between the Client and Customer;

g.

Assume all liability for, and indemnify RXTPL against, any and all claims arising from the manufacture, marketing, sale, or use of any Product, or from any error in any information provided by the Client to RXTPL; and

h.

Pay RXTPL within 15 days of the Client’s receipt of an invoice, all the fees and costs identified on Exhibit A, and any other charges, fees, or reimbursements due under this Agreement or any other agreement between the parties.

4.

Controlled Drugs.  RXTPL reserves the right to refuse to ship to any Customer all or part of any order containing controlled substances regulated by the U.S. Drug Enforcement Administration or “drug of concern” designated by RXTPL if such order does not comply with RXTPL's Registrant Verification protocol, Suspicious Order Monitoring System or any other due diligence requirement imposed by RXTPL. RXTPL shall report any suspicious orders for controlled substances placed by any Customer in accordance with federal law.

The Client shall pay RXTPL in accordance with Exhibit A for all time expended plus costs actually incurred by RXTPL in the performance of extraordinary Due Diligence services. Such services include, but are not limited to, the following: site visits to a Customer location when RXTPL determines such a visit is a required aspect of due diligence, enhanced or unusual data collection or review services, compliance training or consultation provided to the Client or any Customer, and any other due diligence, compliance or regulatory services RXTPL is required to perform in order to comply with laws applicable to the Client’s sales to any Customer.

The Client shall at all times remain solely responsible for ensuring that all orders placed by any Customer comply with the Laws in the Territory, and will defend and indemnify RXTPL against any and all claims including claims or administrative actions by the Drug Enforcement Administration, the U.S. Department of Justice, the U.S. Food and Drug Administration or any other federal, state or local regulatory agency, arising from the sale or attempted sale by the Client of any Product to any Customer.

5.

Title To Product.  Title to and ownership of the Products shall remain solely with the Client at all times, and the Client shall be solely responsible for the care, custody or control of all Product except when it is physically in RXTPL's possession.

6.

Tax liability.  Except for income or other taxes arising from RXTPL’s receipt of the fees paid by the Client under this Agreement, and employment taxes for RXTPL’s employees, the Client shall be solely responsible to report and pay any and all taxes applicable to, or arising from the manufacture or sale of, the Products, including, without limitation, all sales tax, property tax, and use tax.

7.

Term.  The initial Term of this Agreement shall commence on the Effective Date and continue for a period of two years following the Initial Delivery Date. After the initial Term, this Agreement shall automatically renew for successive one-year Terms unless either party delivers to the other a written notice of non-renewal no later than 60 days prior to the expiration of any Term.

8.

Termination.  If during any Term, either party breaches any of its obligations arising under this Agreement, then the other party may terminate this Agreement. The termination shall be effective on the "Termination Date," which shall be the day 45 days after the terminating party provides the other party with written notice of its intent to terminate this Agreement, and a reasonably specific description of the alleged breach. The breaching party shall have a right to cure the breach prior to the Termination Date, but the non-breaching party shall have the absolute discretion to determine whether such cure efforts are sufficient to warrant continuation of the Term.

9.

Duties Upon Termination or Non-Renewal.  If this Agreement is not renewed (in accordance with paragraph 7) or terminated (in accordance with paragraph 8), then the Client shall provide RXTPL with shipping instructions necessary to remove all Products from the Premises before the end of the Term or the Termination Date, as applicable. The Client shall continue to pay all the fees associated with the storage, handling or removal of its Product in accordance with Exhibit A, including all such fees that may be incurred after the end of the Term or the Termination Date. The parties' obligations arising under paragraphs 4, 6, 11, 12, and 17 of this Agreement shall survive its non-renewal or termination.

10.

RXTPL’s Right to Retain Product.  If at any time the Client fails to pay any fee due to RXTPL under this Agreement, RXTPL may continue to hold a quantity of Product that RXTPL determines, in its sole discretion, provides sufficient security to offset any amounts owed, then or in the future, by the Client. RXTPL will release any retained Product only upon the Client making payment in full.

11.

Legal Liability.  RXTPL shall have no liability to the Client except for loss or damage to Products exclusively caused by RXTPL’s conduct. The Client's exclusive remedy for any loss or damage arising under this Agreement is limited to recovery of the Replacement Cost of lost or damaged Products. RXTPL shall have no liability for any loss or damage attributable to events, circumstances, or conditions, which shall constitute a Force Majeure. Under no circumstances shall RXTPL be liable for the Client's lost profits, non-economic losses, or any other damages except as set forth in this paragraph.

12.

Insurance requirements - Client.  During the Term, the Client shall maintain commercial general liability insurance and products liability insurance covering the Products of not less than $3,000,000 per occurrence. The Client shall designate "Masters Pharmaceutical, Inc. 11930 Kemper Springs Drive, Cincinnati, OH 45240" as an additional insured under these policies. The Client shall inform RXTPL at least thirty 30 days prior to cancellation or non-renewal of these policies.

13.

Insurance requirements - RXTPL.  During the Term, RXTPL shall maintain commercial general liability insurance, and insurance covering direct physical loss or damage to the Products having a limit of not less than $5,000,000 in the aggregate. These policies shall insure all Products in the possession of RXTPL. RXTPL shall provide the Client with insurance certificates evidencing RXTPL's compliance with the foregoing requirements. RXTPL shall inform the Client at least 30 days prior to cancellation or non-renewal of these policies.

14.

Freight Insurance.  At the time any Product is shipped, RXTPL shall obtain the usual and customary freight insurance provided without additional charge by the freight carrier. If the Client desires to obtain extraordinary freight insurance, it must advise RXTPL of that requirement prior to shipment. The costs for any freight insurance shall be paid by the Client.

15.

Inspection.  During the Term, the Client or, with RXTPL’s consent, the Client’s Customer may, upon reasonable prior notice and during working hours, inspect the Premises and observe the standard practices and procedures employed by RXTPL in rendering the Services. Such inspection may be conducted not more than one time per year (unless RXTPL agrees to permit more frequent inspections), shall be conducted with a representative of RXTPL present at all times, and in a manner so as to not unreasonably disrupt RXTPL's normal operations. The parties shall mutually agree, within a reasonable time period following the inspection, to develop reasonable action plans that are acceptable to both parties for correcting the deficiencies, if any, noted in the inspection.

16.

Confidentiality.  Both the Client and RXTPL agree to sign and abide by the "Mutual Non-Disclosure Agreement," attached as Exhibit B and incorporated into this Agreement.

17.

Miscellaneous.

a.

Amendment; Entire Agreement.  This Agreement and its attachments constitute the entire understanding of the parties with respect to the subject matter hereof, and supersede any and all previous or contemporaneous agreements, statements and understandings, whether written or oral. The terms and conditions of this Agreement shall prevail over any contradictory terms or conditions contained in any purchase order, acceptance, acknowledgment, standard forms used by the parties in performing this Agreement, or other correspondence. This Agreement may not be amended, supplemented or otherwise modified except by a written instrument executed by both of the parties.

b.

Assignment.  This Agreement shall inure to the benefit of the parties and their successors and assigns. Either party may assign their rights and obligations under this Agreement upon the written consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, if the Client assigns its payment obligations under this Agreement to a third-party, the Client shall remain jointly and severally liable with such third-party for all such obligations.

c.

Force Majeure.  Each party to this Agreement will be relieved from the performance of its obligations hereunder to the extent performance is delayed or prevented by Force Majeure, and such relief will continue for so long as the condition constituting the Force Majeure prevails; provided, however, that if such Force Majeure continues for more than 30 consecutive days, either party hereto may elect to terminate this Agreement.

d.

Status as an Authorized Distributor of Record.  Both RXTPL and the Client agree and acknowledge that (i) this Agreement evidences the parties' "ongoing relationship" (as that term is defined in 21 C.F.R. § 203.3(u), as amended) for the distribution of the Client's products; and (ii) RXTPL is at all times during the Term an "authorized distributor of record" (as that term is defined in 21 C.F.R. § 203.3(b), as amended) for the Client's entire pharmaceutical product line. RXTPL's status as an authorized distributor of record shall be reflected in the Client's list of authorized distributors of record (the "List") at all times during the Term. The Client shall comply fully with 21 C.F.R. § 203.50(d), as amended, with respect to maintaining (and granting access to) the List. The parties hereto understand and agree that the Agreement may be made available to the FDA upon the FDA's request for the purpose of confirming RXTPL’s status as an authorized distributor of record of the Products.

e.

Notice.  Any notice or other communication required or permitted to be given under this Agreement shall be given in writing, addressed to the parties at the following addresses (or such other addresses as the parties may specify), and mailed via certified mail, postage prepaid:

If to RXTPL:

RXTPL

Benjamin E. Maizel, President

8695 Seward Road

Fairfield, Ohio 45011

If to Westminster Pharmaceutical LLC:

Westminster Pharmaceutical LLC

17537 Darby Lane

Lutz, FL 33558

f.

Attorneys' Fees.  The prevailing party in any suit brought against the other party to enforce the terms of this Agreement or any rights or obligations hereunder shall be entitled to receive reimbursement of its reasonable costs, expenses and disbursements (including court costs and attorneys' fees) incurred in connection with such enforcement.

g.

Independent Contractors.  Except as set forth herein, the relationship of the parties is that of independent contractors. Neither party has the authority to bind the other, except to the extent expressly set forth herein. Nothing herein is intended to create or shall be construed as creating between the parties the relationship of joint ventures, partners, employer/employee or principal and agent. Neither party shall represent to any other person or entity that it has formed a joint venture, partnership or other relationship with the other party.

h.

Governing Law; Construction; Exclusive Jurisdiction.  This Agreement shall be governed by the laws of the State of Ohio. The parties agree that the Court of Common Pleas for Hamilton County, Ohio shall have exclusive jurisdiction over any dispute arising under this Agreement, and the parties waive any claim that such court lacks personal jurisdiction over them or that such jurisdiction is an inconvenient forum.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the dates set forth below.

Westminster Pharmaceuticals LLC	RXTPL, a division of Masters Pharmaceutical, Inc.

/s/ Shawn Patel	By:	/s/ Benjamin E. Maizel
By: Shawn Patel		Benjamin E. Maizel, President
Print name
Date: April 18, 2014
Its: Chief Operating Officer/President
Title

Date: April 18, 2014